Exhibit 10.2

                   AMENDMENT TO THE AMENDED AND RESTATED
                            UNITED RETAIL GROUP
                    SUPPLEMENTAL RETIREMENT SAVINGS PLAN


                                  RECITALS

         United Retail Group, Inc. (the "Company") maintains for the benefit of its employees the United Retail Group Supplemental Retirement Savings Plan (the "Plan").

         The Company has adopted, effective as of January 1, 1997 an amendment and restatement of the Plan.

         The Company wishes to revise certain provisions which appear in the Plan.

         Therefore, this Amendment to the Plan shall be adopted effective as of September 1, 2002.

                                 AMENDMENT

I. Section 1 of the Plan shall be amended by inserting the following definition:

                  "Change in Control" means (a) the acquisition after September 1, 2002 by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934(the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange
         Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company; (b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control."


II. Section 6.1.2 of the Plan shall be amended by adding the following sentence at the end of the section:

                  "Except as provided in Section 7 in the event of certain withdrawals by Participants, a Participant's Supplemental Matching Account will become fully vested upon the occurrence of a Change in Control."


III. Section 7.2 of the Plan shall be amended in its entirety and restated to read as follows:

                  "7.2. Benefit upon Separation Date or Change in Control. Upon the occurrence of a Change in Control or the Participant's Separation Date, the Participant will receive a retirement benefit in an amount equal to the undistributed vested portion of the Participant's Account. The Participant's Account shall be valued as of the Valuation Date coinciding with or as soon as administratively practicable preceding the date of the distribution. Notwithstanding the foregoing, if a Participant dies before receiving a distribution of his or her vested Account, his or her Beneficiary will receive a death benefit, as determined under Section 7.3., below."

IV.      In all other respects, the Plan shall remain unchanged.



         Dated this 30th day of August, 2002.



                                                 UNITED RETAIL GROUP, INC.

                                                 By: Kenneth P. Carroll
                                                     -------------------------

                                                 Title: Senior Vice President
                                                        ----------------------